Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

RAI 2016-12

Reynolds American Inc. announces final results and expiration of its cash tender offer for up to $2.81 billion aggregate purchase price for certain of its outstanding notes

WINSTON-SALEM, N.C. – March 4, 2016 – Reynolds American Inc. (NYSE: RAI) announced today the final results and expiration, as of 11:59 p.m., New York City time, on March 3, 2016, of its previously announced cash tender offer for up to $2.81 billion aggregate purchase price (excluding accrued and unpaid interest to, but not including, the settlement date of February 22, 2016 and excluding related fees and expenses) (the “Tender Cap”), for certain of its outstanding notes listed in the table below (collectively, the “Notes”).

RAI accepted for purchase $2,691,896,000 in aggregate principal amount of Notes validly tendered and not validly withdrawn on or prior to 5 p.m., New York City time, on February 18, 2016 (the “Early Tender Date”). On February 22, 2016, RAI paid, with cash on hand, aggregate total consideration of $2,809,999,967.83 (including the early tender premium of $30 per $1,000 principal amount of Notes but excluding accrued and unpaid interest) for such Notes accepted for purchase.

As described in the Offer to Purchase, dated February 4, 2016, and the related Letter of Transmittal (as amended, the “Tender Offer Documents”), RAI accepted for purchase 100% of the Notes validly tendered and not validly withdrawn for the series listed in the table below in acceptance priority levels 1 through 3. Due to oversubscription, RAI accepted for purchase Notes validly tendered and not validly withdrawn for the series listed in the table below in acceptance priority level 4 on a pro rata basis in accordance with the proration procedures described in the Tender Offer Documents. RAI did not accept for purchase any of the Notes for the series listed in the table below in acceptance priority levels 5 through 7. The Notes not accepted for purchase were credited to the account of the registered holder of such Notes with The Depository Trust Company or otherwise returned in accordance with the Tender Offer Documents.

Title of Security	CUSIP Nos.	Acceptance Priority Level	Total Consideration (1) (2)		Principal Amount Tendered at Expiration	Principal Amount of Notes Accepted for Purchase	Percentage of Outstanding Notes Purchased
4.750% Senior Notes due 2042	761713AW6	1	$1,036.97		$827,053,000	$827,053,000	82.71%
3.250% Senior Notes due 2022	761713AX4	2	$1,040.72		$941,516,000	$941,516,000	85.59%
3.750% Senior Notes due 2023	761713BU9 761713BM7 U8001FAQ8	3	$1,059.18		$444,135,000	$444,135,000	93.76%
3.250% Senior Notes due 2020(3)	761713BE5	4	$1,047.80		$1,039,383,000	$479,192,000	38.34%
4.000% Senior Notes due 2022	761713BF2	5	N/A	(4)	$766,216,000	$0	0%
4.450% Senior Notes due 2025	761713BG0	6	N/A	(4)	$1,772,798,000	$0	0%
4.850% Senior Notes due 2023	761713AY2	7	N/A	(4)	$415,554,000	$0	0%

(1)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2)	The total consideration includes the early tender premium of $30 per $1,000 principal amount of Notes, but excludes accrued and unpaid interest.
(3)	Series prorated.
(4)	Series not accepted for purchase.

Since holders of Notes subject to the tender offer validly tendered and did not validly withdraw Notes for which the aggregate consideration payable exceeded the Tender Cap on or prior to the Early Tender Date, RAI did not accept for purchase any additional tenders of Notes made after the Early Tender Date.

Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC served as the lead dealer managers for the tender offer and D.F. King & Co., Inc. served as tender agent and information agent for the tender offer. Fifth Third Securities, Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC and Scotia Capital (USA) Inc. served as co-dealer managers for the tender offer.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which was made only pursuant to the terms of the Tender Offer Documents. The tender offer described in the Tender Offer Documents has expired. The tender offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws required the tender offer to be made by a licensed broker or dealer, the tender offer was deemed made on behalf of RAI by Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward Looking Statements

Statements included in this press release that are not historical in nature are forward-looking statements. When used in this press release, forward-looking statements include, without limitation, RAI’s expectations, beliefs or intentions that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Some of these risks, contingencies and other uncertainties are set forth in the Offer to Purchase related to the tender offer under the headings “Certain Significant Consequences and Risks Relating to the Offer” and “Forward-Looking Statements,” and in RAI’s Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” as the same may be updated in subsequent RAI reports. RAI disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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